Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2017 relating to the consolidated financial statements and financial statement schedule of Playa Hotels & Resorts B.V., appearing in the Current Report on Form 8-K of Playa Hotels & Resorts N.V. (formerly known as Porto Holdco N.V.) dated March 14, 2017.

/s/ Deloitte & Touche LLP

McLean, VA

May 15, 2017